Exhibit 99.1


                   Sono-Tek Holds Annual Shareholders Meeting
                   ------------------------------------------


Milton, NY, September 2, 2008 - Sono-Tek Corporation (OTC BB: SOTK) held its Annual Shareholders Meeting on August 21, 2008 in Milton, New York. The results of Fiscal Year 2008, which ended on February 29, 2008, were reported. During the meeting, Dr. Christopher L. Coccio, Chairman and CEO, described the progress of Sono-Tek's major business development program, which began in the second half of the 2008 Fiscal Year. The purpose of the program is to increase the Company's revenues by funding technology developments and sales presence in new markets for ultrasonic spraying and coating systems. The new markets are all associated with the Company's "green" direction, since ultrasonic spraying and coating has been demonstrated to reduce the use of energy, liquids, chemicals, and environmental overspray for customers compared to conventional spraying systems. Dr. Coccio indicated that the Company expected to show improved sales growth in the first half of the current fiscal year, compared to Fiscal Year 2008, as a result of the business development program. New products and applications were also highlighted, such as the entry into coating applications for solar energy and fuel cell energy devices, the first-of-a- kind textile finishing line, and new glass line coating customers.

Dr. Joseph Riemer, President of Sono-Tek, reported on progress in introducing patent pending ultrasonic spray coating systems for applications in the baked goods industry and in the biodegradable packaging industry. These applications provide potential customers with substantial savings in cost of goods, energy and environmental impact.

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com. The Company's slide show presentation used at the annual meeting is available on the Company's website.

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company's products have long been recognized for their performance, quality, and reliability.


      This release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company's operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions, the ability to enforce patents and the successful implementation of the business development program. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-KSB and Form 10-QSBs containing additional important information.